EXHIBIT 10.1

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into and effective as of [___________] (the “Effective Date”) by and between Skyward Specialty Insurance Group, Inc. (the “Company”), and [___________________] (“Executive”). Each of the Company and Executive are a “Party,” and collectively, they are the “Parties.”
WHEREAS, the Parties previously entered [_________________] dated [__________] (the “[________]”;
WHEREAS, the Company and Executive desire to replace and supersede the terms of the [__________] and to enter into this Agreement memorializing the terms and conditions of Executive’s employment with the Company as of the Effective Date.
NOW, THEREFORE, for and in consideration of the mutual covenants and mutual benefits, the Company and Executive agree as follows:
ARTICLE I
DEFINITIONS
    In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized terms shall have the meaning indicated below:
1.1Definitions
“Board” means the Board of Directors of Skyward Specialty Insurance Group, Inc.
“Business” means (a) during the Term, any business in which the Company or any of its subsidiaries is engaged, or has specific plans to engage of which Executive is aware, during such period and (b) during the portion of the Restricted Period that begins on the Date of Termination, (i) the products and services provided and the activities engaged in by the Company or any of its subsidiaries at the time of such termination of employment and other products, services and activities that are functionally equivalent to the foregoing and (ii) any other business in which the Company or its subsidiaries is engaged, or has specific plans to engage, in each case, of which Executive is aware during such period.
“Cause” means (a) act of dishonesty, fraud, theft, or embezzlement by Executive with respect to the Company or its subsidiaries; (b) malfeasance or gross negligence by Executive in the performance of Executive’s duties; (c) Executive’s commission or conviction of, or entry of a plea of guilty or nolo contendere to (i) any felony, (ii) any misdemeanor involving theft, defalcation, dishonesty or violence, or (iii) any crime of moral turpitude; (d) Executive’s willful refusal to perform Executive’s duties and responsibilities, or failure to adhere to the directions of the Board or the Company’s or any of its subsidiaries’ corporate codes, policies, or procedures, as in effect or amended from time to time; (e) failure by Executive to perform his duties and responsibilities hereunder (other than by reason of Disability) without the same being corrected within thirty (30) days after being given written notice thereof, as determined by the Company in good faith; (f) Executive’s material breach of any of the covenants contained in this Agreement; and (g) Executive’s violation of any statutory, material contractual, or common law duty or obligation to the Company or any of its affiliates, including, without limitation, Executive's duty of loyalty, and further with respect to (b), (d) and (f), without the same being corrected within ten (10) days after being given written notice thereof.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986.
“Code” means the Internal Revenue Code of 1986, as amended.
“Competing Business” means any business, individual, partnership, firm, corporation, or other entity that wholly or in any significant part engages in the Business in the Restricted Area.
“Date of Termination” means the date Executive’s employment with the Company is considered to have terminated pursuant to Section 3.4.
    “Qualifying Retirement” means Executive’s termination of employment which is also a “separation from service” as such term is defined under Section 409A of the Code and applicable regulations, where all the following requirements are met as of the Date of Termination: (i) Executive’s termination is due to Executive’s intent to permanently retire from employment, (ii) Executive’s termination is not a termination of Service for Cause, (iii) Executive’s termination occurs after your attainment of minimum age of fifty-five (55), (iv) as of Executive’s termination Executive has completed at least (5) years of continuous Service, (v) Executive notifies the Chief People and Administrative Officer and/or the Chief Legal Officer in writing at least twelve (12) months’ in advance of your effective retirement date; (vi) Executive continues to actively assist the Company in succession planning and the transitioning of Executive’s responsibilities through the scheduled retirement date as determined and directed by the Company in its sole discretion; and (vii) Executive timely executes and delivers to the Company a signed waiver and release of claims in such form as is provided to you by the Company in connection with Executive’s termination of Service and permit it to become effective in accordance with its terms.
“Good Reason” means a material diminution in Executive’s authority, duties, title, or responsibilities. Notwithstanding any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the condition giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (ii) Executive must provide written notice to the Company of such condition in accordance with Section 9.1 within 45 days of the initial existence of the condition; (iii) the condition specified in such notice must remain uncorrected for 45 days after receipt of such notice by the Company; and (iv) the date of Executive’s termination of employment must occur within 91 days after the initial existence of the condition specified in such notice.
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“Governmental Authority” means any governmental, quasi-governmental, state, county, city, or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.
“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards, or controls including those arising under environmental laws) of any Governmental Authority.
“Notice of Termination” means a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the intended Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
“Modified Qualifying Retirement” means Executive’s termination of employment which is also a “separation from service” as such term is defined under Section 409A of the Code and applicable regulations, where all the following requirements are met as of the Date of Termination: (i) Executive’s termination occurs no earlier than [______________], (ii) Executive’s termination is not a termination of Service for Cause, (iii) Executive’s termination occurs after Executive’s attainment of minimum age of fifty-five (55), (v) as of Executive’s Date of Termination, Executive has completed at least (5) years of continuous Service, (vi) Executive notifies the Chief People and Administrative Officer and/or Chief Legal Officer in writing at least twelve (12) months in advance of Executive’s effective retirement date, (vii) Executive continues to actively assist the Company in succession planning and the transitioning of Executive’s responsibilities through Executive’s scheduled retirement date as determined and directed by the Company in its sole discretion; and (viii) Executive timely executes and delivers to the Company a signed waiver and release of claims in such form as is provided to you by the Company in connection with Executive’s termination of Service and permit it to become effective in accordance with its terms.
“Pre-Bonus Period” means a date following December 31 of one calendar year and which precedes the applicable date in the following calendar year on which annual bonuses are paid to the Company’s executive employees.
“Restricted Area” means the United States. In the alternative, and only if the foregoing territory is deemed by a court of competent jurisdiction or an arbitrator, as the case may be in accordance with Article VIII, to be unreasonable or otherwise invalid or unenforceable, then the Restricted Area means each state in the United States in which the Company’s insurance products and services are being offered for sale on the date Executive’s employment with or Service to the Company terminates and in which Executive performed services for the Company.
“Service” means Executive’s employment, service as a non-executive director, or other service relationship with the Company and/or its affiliates. Executive’s Service will be
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considered to have ceased with the Company and its affiliates if, immediately after a sale, merger, or other corporate transaction, the trade, business, or entity with which Executive is employed or otherwise has a service relationship is not Skyward Specialty Insurance Group, Inc. or its successor or an affiliate of Skyward Specialty Insurance Group, Inc. or its successor.
“Elected Early Retirement” means retirement by Executive with less than one year notice, as approved by the Board.

1.2Rules of Construction. The word “or” is not exclusive. The words “include”, “includes” and “including”, in each instance in which any of such words appears herein, shall be deemed to be followed by the phrase “without limitation”. The term “affiliate,” as used in this Agreement with respect to a particular person or entity, shall mean any other person or entity that owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity. All recitals and headings in this Agreement are included for convenience and do not constitute a representation or warranty of any kind or affect the construction or interpretation of any provision of, or the rights or obligations of any party under, this Agreement. Any reference to value in this Agreement shall be measured in United States dollars.
ARTICLE II
EMPLOYMENT AND DUTIES
2.1     Employment Term. The term of this Agreement shall be effective as of [    __], and shall continue until terminated in accordance with Section 3.1 of this Agreement (the “Term”). Notwithstanding the existence of the Term, Executive’s employment with the Company shall be “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, subject to Section 3.1. Any contrary representations that may have been made to Executive are superseded by this Agreement.
2.2    Position. From and after the Effective Date, the Company shall continue to employ Executive in the position of [__________], and Executive shall report to the Company’s [            ].
2.3    Duties and Services. Executive agrees to serve in the position(s) referred to in Section 2.2 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position(s), as well as such additional duties and services appropriate to such position(s) that the parties mutually may agree upon from time to time.
2.4    Place of Employment. Executive’s principal place of employment shall be at the Company’s principal executive offices, which shall be located in Houston, Texas, with the flexibility to work remotely from Executive’s home address in [        ] or elsewhere. During the Term, Executive will be required to engage in reasonable business travel, as requested by the Company.
2.5    Other Interests. Executive agrees, during the Term, to devote substantially all of Executive’s business time, energy and best efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Parties acknowledge and agree that Executive may (a) subject to the limitations in Section 7.1, engage in and manage Executive’s passive personal investments, (b) engage in charitable and civic activities, and (c) serve on one or more other
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boards of directors with the approval of the Board, not to be unreasonably withheld, provided that such activities do not unreasonably conflict with the business and affairs of the Company, interfere with Executive’s performance of Executive’s duties hereunder, or otherwise violate the law.
ARTICLE III
TERMINATION OF EMPLOYMENT
    3.1    Company’s Right to Terminate. The Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a)    upon Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement, with or without reasonable accommodation, by reason of any physical or mental impairment for a period of at least 90 consecutive days or for a period of 120 days during any 12-month period, as determined by the Company and certified in writing by a competent medical physician selected by the Company (such condition, Executive’s “disability” or Executive being “disabled”); or

(b)upon Executive’s death; or

(c)for Cause; or

(d)for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.2    Executive’s Right to Terminate. Executive may terminate Executive’s employment under this Agreement for Good Reason or for any other reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Company with a Notice of Termination. In the case of a termination of employment by Executive pursuant to this Section 3.2, the Date of Termination specified in the Notice of Termination shall not be less than 15 nor more than 60 days from the date such Notice of Termination is given, unless otherwise agreed by the [        ], and the Company may require a Date of Termination earlier than that specified in the Notice of Termination.

3.3    Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Company and from any and all other positions held at any affiliate of the Company, and (b) an automatic resignation of Executive from the Board (if applicable), and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s designee or other representative.

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3.4    Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE IV
COMPENSATION AND BENEFITS

    4.1    Base Salary. During the Term, Executive shall receive an annualized base salary of not less than [$        ] (Executive’s then-current base salary, the “Base Salary”). Executive’s Base Salary shall be reviewed no less than annually by the Board or a committee thereof. Executive's Base Salary shall be paid in equal installments in accordance with the Company's standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2    Annual Performance-Based Cash Bonus. Executive shall be eligible to receive an annual, calendar-year cash bonus (payable in a single lump sum) based on criteria determined in the sole discretion of the Board or a committee thereof (an “Annual Bonus”), with an Annual Bonus target of not less than [___%] of Base Salary (“Target Bonus”), it being understood that the actual amount of each Annual Bonus, if any, shall be between 0% and 200% of then applicable Target Bonus. The actual Annual Bonus will be based on Company and individual performance as determined in good faith in the sole discretion of the Board or a committee thereof. The Company shall use commercially reasonable efforts to pay each Annual Bonus, if any, with respect to a calendar year on or before March 15 of the following calendar year (and in no event shall an Annual Bonus be paid after December 31 of the following calendar year) (the actual payment date, the “Bonus Payment Date”); provided, however, that Executive will be entitled to receive payment of such Annual Bonus only if Executive is employed by the Company as of the Bonus Payment Date, unless otherwise provided in Section 5 herein and provided further that in all cases the applicable Bonus Payment Date shall occur during the calendar year immediately following the performance year (and in no event during the performance year).

4.3    Prior Equity Awards. All equity awards previously granted to Executive prior to the Effective Date shall remain subject to the terms and conditions set forth in the applicable plan and form of award agreements.

4.4    Annual LTI Awards. Effective commencing with calendar year 2026, Executive shall, subject to Executive’s continued employment through the applicable date of grant be eligible to receive annual equity incentive awards under the Company’s 2022 Long-Term Incentive Plan or any successor plan (“LTIP”) subject to vesting conditions based on continued employment and/or the attainment of specified performance measures, in each case, as determined by the Board or a committee thereof in its sole discretion (each an “Annual LTI Award”), and the target fair value of each Annual LTI Award shall be not less than [$__________] (as determined at the time of grant). Any granted Annual LTI Award shall (i) be granted under and subject to the terms of the Plan and the award agreement applicable to such
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Annual LTI Award, and (ii) be subject to vesting as such other terms for such Annual LTI Award as determined by the Board or a committee thereof in its sole discretion and as set forth in the award agreement applicable to such Annual LTI Award. Notwithstanding the foregoing, the Board (or its Compensation Committee) shall determine in its sole discretion whether to grant an annual award to Executive.

4.5    Benefits. During Executive's employment hereunder, Executive shall be permitted to participate in all benefit plans and programs of the Company, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated employees of the Company, subject to the terms and conditions of the applicable plans and programs and the discretion of the Board or a committee thereof. The Company shall not, however, by reason of this Section 4.5, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to similarly situated employees generally.

4.6    Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive during Executive's employment hereunder in performing services hereunder; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company, and in all events, provided such documentation is in fact timely made, shall be made by the end of the year following the year in which the expense was incurred. Notwithstanding any provision of this Agreement to the contrary, (a) the amount of expenses eligible for reimbursement hereunder during one calendar year shall not affect the expenses eligible for reimbursement hereunder in any other calendar year, and (b) in no event shall Executive be entitled to reimbursement for any expenses submitted more than ninety (90) days after the Date of Termination.

4.7    Paid Time Off. Executive shall be eligible for flexible paid time off in accordance with the Company’s self-managed time off benefit. It is expected that Executive shall use discretion and best judgment in assessing whether and how much time off to take each calendar year.
4.8    Officer and Director Positions. Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company and as a member of any committees of the Board or any officer or director position with respect to subsidiaries or affiliates of the Company.

ARTICLE V
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

5.1    Compensation Upon Termination.

    (a)    If Executive’s employment hereunder shall terminate for any reason during the Term, then all compensation and all benefits to Executive hereunder shall terminate
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contemporaneously with such termination of employment, except that Executive shall be entitled to (i) payment of all accrued and unpaid Base Salary through the Date of Termination, subject to applicable taxes and withholdings, (ii) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.6, and (iii) benefits to which Executive is entitled under the terms of, and in accordance with, any applicable benefit plan or program (the “Accrued Entitlements”).

    (b)    If Executive’s employment hereunder is terminated by the Company without Cause (other than due to Executive’s death or disability) or by Executive for Good Reason, and subject to Executive (i) delivering and not revoking, an executed release in a form provided by the Company (“Release”) and such Release becoming effective and non-revocable within 60 days of Executive’s Date of Termination and (ii) continuing to comply with any of Executive’s obligations herein that survive Executive’s employment, including but not limited to the obligations set forth in Articles VI or VII of this Agreement (prongs (i) and (ii), the “Continuing Obligations for Severance Benefits”), Executive shall also be entitled to the following benefits (the “Severance Benefits”), which are in full satisfaction of any rights to receive severance benefits that Executive would otherwise have under the Offer Letter (which is hereby cancelled and superseded and has no further force or effect):

(i)continuation of Executive’s Base Salary for a period of twelve (12) months following the Date of Termination, payable in substantially equal installments on the Company’s regular salary payment dates in conformity with the Company’s general payroll practices in effect on Executive’s Date of Termination (the “Severance Payments”), and commencing on the first such regular salary payment date following the effective date of the Release. The first installment of the Severance Payment shall include any amounts that would have been payable between the Date of Termination and the date of such payment; and
(ii)payment of a prorated target Annual Bonus (as described in Section 4.2) for the year in which such Date of Termination occurs based on ratio of the number of days during such calendar year that Executive was employed by the Company to the number of days in such calendar year and

(iii)if the effective Date of Termination is in the Pre-Bonus Period, payment of any earned and accrued Annual Bonus for the preceding calendar year, paid as part of the regular bonus cycle; and

(iv)subject to Executive’s eligibility for and election of continuation of group health care coverage under COBRA, the Company shall pay directly to the COBRA administrator the full amount of the premiums to continue the health insurance Executive had prior to the Date of Termination for Executive (and Executive’s eligible dependents, if applicable) for a period of twelve (12) months following the Date of Termination, or the date Executive becomes eligible for group health care coverage through other employment (in either case, the “Coverage End Date”). Executive agrees to notify the Company promptly if Executive becomes eligible for group health care coverage through another employer. Executive may continue coverage after the Coverage End Date at Executive’s
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own expense for the remainder of the COBRA continuation period, subject to continued eligibility. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to Executive, it may convert such payments to payroll payments directly to Executive on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings; and

(v)with respect to equity awards granted on or after the Effective Date, accelerated vesting of all outstanding equity awards, including any Annual LTI Awards, with any equity awards eligible to vest based on satisfaction of performance goals (the “Performance-Based Awards”) by using the actual performance for any measurement periods completed on or prior to the Termination Date and deemed target performance achievement for any measurement period that is not completed prior to the Termination Date, and such applicable number of PSUs shall be deemed vested as of the Termination Date based on such applicable average of the deemed and attained performance level for such periods with the same weighting applied to all measurement periods in such averaging calculation., as determined by the Board in its discretion.

In the event that Executive fails to meet or otherwise comply with the Continuing Obligations for Severance Benefits, payment or provision of any then unpaid Severance Benefits shall immediately cease, and the Company reserves the right to require repayment of any Severance Benefits previously provided to Executive, including repayment of the then current fair value, as determined as of the date of such breach, of any equity awards which previously vested as Severance Benefits.

    (c)    If Executive’s employment terminates as a result of Modified Qualifying Retirement, and provided that Executive (i) delivers and does not revoke, a Release, and such Release becomes effective and non-revocable within 60 days of Executive’s Date of Termination and (ii) continues to comply with any of Executive’s obligations herein that survive Executive’s employment, including but not limited to the obligations set forth in Articles VI or VII of this Agreement (the “Continuing Obligations for Vesting”), with respect to equity awards granted on or after the Effective Date, Executive shall also be entitled to continued vesting of all outstanding equity awards on the normal vesting date of the otherwise unvested Annual LTI Awards at the applicable performance level (if applicable) for vesting of such unvested Annual LTI Awards, in each case, as determined by the Board in its discretion. In the event that Executive fails to meet or otherwise comply with the Continuing Obligations for Vesting, continued vesting of any then-unvested Annual LTI Awards shall cease, and all such unvested LTI Awards shall be terminated, cancelled and forfeited as of the date of such breach, and the Company reserves the right to require that Executive repay the Company the then current fair value, as determined as of the date of such breach, of any Annual LTI Awards which previously vested due to a Modified Qualifying Retirement. In the event the Date of Termination of Executive’s employment as a result of Modified Qualifying Retirement falls in the Pre-Bonus Period, Executive shall be entitled to an Annual Bonus as set forth in Section 4.2 above. If Executive’s employment terminates as a result of Qualifying Retirement prior to [___________], and provided that Executive (i) delivers and does not revoke, a Release, and such Release becomes effective and non-revocable within 60 days of Executive’s Date of
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Termination and (ii) continues to comply with any of Executive’s obligations herein that survive Executive’s employment, including but not limited the Continuing Obligations for Vesting, with respect to equity awards granted on or after the Effective Date, Executive shall also be entitled to vesting of a pro-rata portion of the not yet vested LTI Awards, as set forth in the Executive’s individual LTI Awards. In the event that Executive fails to meet or otherwise comply with the Continuing Obligations for Vesting, Company reserves the right to require that Executive repay the Company the then current fair value, as determined as of the date of such breach, of any Annual LTI Awards which previously vested due to a Qualifying Retirement. In the event the Date of Termination of Executive’s employment as a result of Qualifying Retirement falls in the Pre-Bonus Period, Executive shall be entitled to an Annual Bonus as set forth in Section 4.2 above.

(d)    In the event Executive’s employment is terminated by the Company for Cause, or by Executive other than for Good Reason, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, and Executive shall be entitled to only the Accrued Entitlements, and Executive shall have no right to any further payments or benefits, including but not limited to any Severance Benefits or any outstanding unvested Annual LTI Awards or payments or benefits; provided, however, that if such termination of employment is as a result of Executive’s Elected Early Retirement that occurs during the Pre-Bonus Period, Executive will be eligible to be paid the same amount of Annual Bonus based on performance for the preceding calendar year that Executive would have been eligible to be paid if Executive’s employment had continued (subject to the applicable level of achievement of specific performance criteria for such year, as determined by the Board or a committee thereof in its discretion) and which will be payable to Executive at the same time that Annual Bonuses are paid to Company executives who continue in employment with the Company (or if later within 30 days following any Release effectiveness), subject to Executive’s timely provision of a Release.

        (e)    In the event Executive’s employment is terminated by the Company due to Executive’s death or disability, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, and Executive shall be entitled to only the Accrued Entitlements and payment of a prorated target Annual Bonus (as described in Section 4.2) for the year in which such Date of Termination occurs based on ratio of the number of days during such calendar year that Executive was employed by the Company to the number of days in such calendar year and paid as soon thereafter as practicable after the Date of Termination. Executive shall have no right to any further payments or benefits, including but not limited to any Severance Benefits; provided, however, that if such termination occurs during the Pre-Bonus Period, Executive will be eligible to be paid an Annual Bonus (subject to the applicable level of achievement of specific performance criteria for such year, as determined by the Board or a committee thereof in its discretion) and which will be payable to Executive at the same time that Annual Bonuses are paid to Company executives who continue in employment with the Company (or if later within 30 days following any release effectiveness), subject to Executive or Executive’s heirs timely providing an effective release of claims if then requested by the Company, in such form as is provided by the Company. In the event Executive’s employment is terminated by the Company due to Executive’s death or disability, all equity
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awards granted to Executive prior to or after the Effective Date shall remain subject to the terms and conditions set forth in the applicable plan and form of award agreements.

ARTICLE VI
PROTECTION OF INFORMATION

6.1    Disclosure to and Property of the Company. For purposes of this Article VI, the term “the Company” shall include the Company and all of its subsidiaries, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company's premises or otherwise, and whether during the Term or pre-dating the Term) that relate to the Company’s businesses, trade secrets, products or services (including all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) are and shall be the sole and exclusive property of the Company. Notwithstanding any of the preceding provisions of this Section 6.1 to the contrary, the term “Confidential Information” does not include (a) any information that, at the time of disclosure by the Company, is available to the public other than as a result of any act of Executive or (b) any information that becomes available to Executive on a non-confidential basis from a source other than the Company, provided that such source is not known by Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company. Upon request by the Company, Executive shall promptly (i) disclose to the Company all Confidential Information in Executive’s custody or control and (ii) return to the Company all Confidential Information in Executive’s custody or control. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any Confidential Information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company. Executive agrees to perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Upon termination of Executive's employment with the Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

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6.2    Disclosure to Executive. The Company shall (a) disclose to Executive and place Executive in a position to have access to or develop Confidential Information and Work Product of the Company, (b) entrust Executive with business opportunities of the Company, and (c) place Executive in a position to develop business goodwill on behalf of the Company.

6.3    No Unauthorized Use or Disclosure. Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company. Executive agrees that Executive will not, at any time during or after the Term, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company, or make any use thereof, except, in each case, in the carrying out of Executive's responsibilities hereunder. Executive shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order. At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. As a result of Executive's employment by the Company, Executive may also from time to time have access to, or knowledge of, confidential information or work product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company. Executive also agrees to preserve and protect the confidentiality of such third-party confidential information and work product.

6.4    Notice of Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

6.5    Protected Activities. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from: (a) reporting any good faith allegations of criminal conduct to appropriate officials; (b) participating in proceedings with or otherwise speaking to appropriate federal, state, or local enforcement agencies (including but not limited to the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board (“NLRB”) (and any similar state or local entities or departments/divisions/commissions on human rights) or attorneys general); (c) making any truthful statements or disclosures permitted or required by law; (d) making other disclosures that are protected under whistleblower provisions of law; (e)
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responding to inquiries from, or otherwise cooperating with, any governmental or regulatory investigation; (f) requesting or receiving confidential legal advice; (g) discussing or disclosing information about unlawful acts in the workplace, such as harassment, or discrimination, or retaliation or any other conduct that Executive has reason to believe is unlawful or that is recognized as a clear mandate against public policy; (h) engaging in concerted activity protected under the National Labor Relations Act; or (i) testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices when required or requested pursuant to court order, subpoena, or written request by an appropriate agency or entity (collectively, the “Protected Activities”); however, if Executive files any charge or complaint with a government agency, or if a government agency or other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), other than an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program. Executive does not have to notify the Company that Executive has made any such report or disclosure, and Executive is not required to obtain consent prior to making any such report or disclosure. However, in the event that Executive is compelled by law, including legal subpoena or court order, to provide information covered by this Agreement, Executive agrees to immediately provide written notice to the Company, via email to the Company’s Chief Legal Officer at pryan@skywardinsurance.com prior to such disclosure and will give the Company the ability to object to such disclosure, to the extent legally permissible.

6.6    Ownership by the Company. If, at any point during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive's employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating specifically to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive's employment nor a work specially ordered that is deemed to be a work made for hire during Executive's employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

6.7    Assistance by Executive. During the Term, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal
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assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, at the request and reasonable expense of the Company, Executive shall assist the Company or its nominee(s) in the protection of the Company’s worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

6.8    Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article VI by Executive, and the Company shall be entitled to enforce the provisions of this Article VI by ceasing any payments or benefits then owing to Executive under Article V of this Agreement (including but not limited to any Severance Benefits or any right to continued vesting of Annual LTI Awards) and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VI but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive's agents. However, if it is determined that Executive has not committed a breach of this Article VI, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive or Executive's Designee, if applicable, all payments and benefits that had been suspended pending such determination.

ARTICLE VII
RESTRICTIVE COVENANTS

7.1    Non-Competition; Non-Solicitation. Executive agrees to the non-competition and non-solicitation provisions of this Article VII in consideration for Executive being provided access to Confidential Information, Executive’s continued employment, the compensation set forth herein (including Executive’s eligibility for certain payments and other benefits upon termination by the Company without Cause or by Executive for Good Reason), and for other good and valuable consideration. In connection with the foregoing, Executive agrees to protect the trade secrets and Confidential Information of the Company disclosed or entrusted to Executive by the Company or created or developed by Executive for the Company, as applicable. Executive acknowledges that his agreement to the foregoing is an express incentive for the Company to enter into this Agreement, and that but for Executive’s agreement, the Company should not have entered into this Agreement.

(a)    Subject to the exceptions set forth in Section 7.1(b) below, Executive expressly covenants and agrees that during the Term and for two years thereafter (the “Restricted Period”), (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Executive will not, and Executive will cause Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee or board member of, partner in, owner or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property
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to, or otherwise be affiliated with any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.

(b)    Notwithstanding the restrictions contained in Section 7.1(a), Executive or any of Executive’s affiliates may own an aggregate of not more than 1% of the outstanding stock of any class of any corporation engaged in a Competing Business if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 7.1(a); provided, however, that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c)    Executive further expressly covenants and agrees that during the Restricted Period, Executive will not, and Executive will cause Executive's affiliates not, to (i) solicit the engagement or employment of, or hire, any person who was an officer or employee of the Company and with whom Executive worked during the twelve (12) month period prior to Executive’s Date of Termination, or (ii) solicit, approach or entice away or cause to be solicited, approached or enticed away from the Company any person or entity (A) who, during the Term, was a customer, client, or policyholder of the Company or any of its subsidiaries and (B) with whom Executive worked or solicited business during the Term or about whom Executive had Confidential Information.

(e)Before accepting employment with any other person or entity during the Restricted Period, Executive will inform such person or entity of the restrictions contained in this Article VII.

7.2    Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 7.1 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VII by Executive, and the Company shall be entitled to enforce the provisions of this Article VII by terminating payments then owing to Executive under this Agreement or otherwise (including but not limited to any Severance Benefits or any right to continued vesting of Annual LTI Awards) and to specific performance and injunctive relief as remedies for such breach or any threatened breach as provided by Section 8.3. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VII but shall be in addition to all remedies available under this Agreement, at law or in equity, including the recovery of damages from Executive and Executive's agents. However, if it is determined by a court of competent jurisdiction or an arbitrator, as the case may be in accordance with Article VII, that Executive has not committed a breach of this Article VII, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive all payments and benefits that had been suspended pending such determination. For avoidance of doubt, if it is determined that Executive has breached the Continuing Obligations to Vesting, and Executive’s then-unvested LTI Awards are terminated, forfeited and cancelled as a result thereof, the restrictions in this Section 7.1 shall no longer apply.
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7.3    Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VII. Executive acknowledges that he shall be a member of the Company's executive and management personnel, and that the geographic scope and duration of the covenants contained in this Article VII are the result of arm's-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive's level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area, and (d) the amount of Confidential Information and equity reflecting the goodwill of the Company that Executive is receiving in connection with the performance of Executive's duties hereunder. It is the desire and intent of the parties that the provisions of this Article VII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VII invalid or unenforceable.

7.4    Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VII would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain activities in the Restricted Area during the Restricted Period, but acknowledges Executive's skills are such that Executive can be gainfully employed in non-competitive employment, and that restrictions in this Article VII will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction or an arbitrator, as the case may be in accordance with Article VIII, to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court of competent jurisdiction or the arbitrator making such determination, as the case may be in accordance with Article VIII, so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States, Provinces, and other jurisdictions so that the entire agreement not to compete or solicit and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

ARTICLE VIII
DISPUTE RESOLUTION

8.1    Arbitration. Subject to Section 8.3, all claims or disputes relating to, arising from, or in connection with Executive’s employment with the Company, the termination thereof, this Agreement, or the termination thereof, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination, or enforceability of this Agreement, including this Section 8.1 (in each case, a “Dispute”), with the sole exception of the Company seeking injunctive relief for any breach or threatened breach by Executive of this Agreement as provided in Section 8.3, shall be settled by binding confidential
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arbitration before the American Arbitration Association (“AAA”), under the Employment/Workplace Arbitration Rules and Mediation Procedures, available at 2025_employment_arbitration_rules.pdfrules. Either party may, by providing written notice (the “Arbitration Notice”) to the other party, demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration, subject to Section 8.3. The arbitration shall be governed by the Federal Arbitration Act.

8.2    Procedure; WAIVER OF JURY TRIAL. The Dispute shall be submitted for final and binding arbitration in the State of Texas in accordance with the then-applicable rules for resolution of commercial disputes of the AAA. The substantive law of the State of Texas shall apply to any arbitration proceeding filed pursuant to this Agreement. The arbitration shall be conducted by a single arbitrator licensed to practice law for at least ten (10) years who is a former judge, chosen pursuant to the then-applicable rules for resolution of commercial disputes of the AAA (the “Arbitrator”). The results of the arbitration and the decision of the Arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations. The Arbitrator shall have the authority to award the same remedies, damages, and costs that a court could award, including but not limited to the right to award injunctive relief in accordance with the other provisions of this Agreement. In the event either party must resort to the judicial process to enforce the award of an arbitrator or equitable relief granted by an arbitrator, the party seeking enforcement shall be entitled to recover from the other party all costs of litigation including, but not limited to, reasonable attorney's fees and court costs. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. The arbitrability of any Dispute shall be determined by the Arbitrator. Should Executive or the Company have a Dispute against the other party that are deemed to not be arbitrable, those Disputes shall be stayed and the arbitrable Disputes shall be arbitrated and fully resolved before the stayed claims are addressed. This agreement to arbitrate shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including but not limited to any claim for: (a) workers’ compensation or unemployment benefits; or (b) disputes or claims that are expressly excluded by statute or are expressly required to be arbitrated under a different procedure pursuant to the terms of an employee benefit plan. THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL. The Arbitrator’s authority to resolve and make written awards is limited to claims between Executive and the Company alone. EXECUTIVE AGREES TO BRING ANY DISPUTE SUBJECT TO
ARBITRATION PURSUANT TO THIS SECTION 8.2 ON AN INDIVIDUAL BASIS ONLY, AND NOT ON A CLASS OR COLLECTIVE BASIS. THERE WILL BE NO RIGHT OR AUTHORITY FOR ANY SUCH DISPUTE TO BE BROUGHT, HEARD, OR RESOLVED AS A CLASS OR COLLECTIVE, REPRESENTATIVE ACTION, OR AS A MEMBER IN ANY PURPORTED CLASS, COLLECTIVE, OR REPRESENTATIVE PROCEEDING. Executive understands and acknowledges that nothing in this Agreement restricts Executive from filing a charge with or participating in any investigation or proceeding conducted by a Governmental Authority.
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8.3    Injunctive Relief and Specific Performance. Executive and the Company further acknowledge and agree that, as the sole exception to arbitration provided in Section 8.1 and 8.2, the Company shall have the right to seek emergency, temporary, or injunctive relief or specific performance, including claims arising under Articles VI and VII hereunder, in a court of competent jurisdiction without posting a bond and without giving notice to the maximum extent permitted by law, and such court shall have the power to maintain the status quo pending the arbitration of any dispute under this Article VIII; in such event, Executive hereby consents to the non-exclusive jurisdiction, forum, and venue of the state and federal courts located in the State of Delaware, and hereby waives any objection to the jurisdiction, forum, and venue of such court.

ARTICLE IX
MISCELLANEOUS

9.1    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission or email, as follows:
To Executive:                [            ]
Address:
Email:

    To the Company:            Skyward Specialty Insurance Group, Inc.
                        Attention: Thomas Schmitt
Address: 800 Gessner Road, Suite 600,
Houston, TX 77024
                        Email: tschmitt@skywardinsurance.com

                        With a copy to:
                        Patricia A. Ryan
                        pryan@skywardinsurance.com

or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

9.2    Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof that would require the application of the laws of any other jurisdiction.

9.3    No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this
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Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.4    Severability. If a court of competent jurisdiction or an arbitrator, as the case may be pursuant to Article VIII, determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

9.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.6    Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company's employees generally.

9.7    Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Executive hereunder after the date of Executive's death shall be paid to Executive’s estate.

9.8    Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII, VIII and IX shall survive any termination of the employment relationship and/or of this Agreement.

9.9    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof, including but not limited to the Offer Letter and the Confidentiality and Non-Solicitation Agreement, are hereby expressly supersedes and are deemed null and void and of no further force and effect.

9.10    Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the Parties to this Agreement.

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9.11    Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive's employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than Executive if Executive is a member of the Board, and Executive shall not have any right to vote or decide upon any such matter.

9.12    Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive's Date of Termination, then to the extent any amount payable to Executive (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive's separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive's Date of Termination, to the extent necessary to avoid the imposition of excise taxes pursuant to Section 409A, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the Date of Termination and (b) the date of Executive's death. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

9.13    Section 280G. Notwithstanding anything to the contrary contained in this Agreement, in the event that it shall be (or is subsequently) determined that any payment, benefit or acceleration of vesting by the Company to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code, then the payments and benefits payable to Executive shall be reduced (or appropriately adjusted) to an amount that is one dollar less than the smallest amount that would give rise to such excise tax (the “Reduced Amount”) if and only if such Reduced Amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by Executive with respect thereto) of the unreduced payments and benefits payable to Executive. If the payments and benefits payable under this Agreement are required to be reduced pursuant to this Section 9.13, there shall be no discretion in the ordering of the payments payable under this Agreement so reduced, and such reductions shall be applied first to the Severance Payment under Section 5.1(b)(i) of this Agreement, and if further reductions are necessary, such reduction shall be applied on a prorated basis to all the other payments and benefits payable under this Agreement. For the avoidance of doubt, in no event shall the Company be responsible for any excise taxes payable under Section 4999 of the Code.
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[Signatures on following page(s)]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Employment Agreement to be executed on the Effective Date.

Skyward Specialty Insurance Group, Inc. By: Name: Thomas N. Schmitt Title: Chief People and Administrative Officer Name

    [Signature Page to Form of Executive Employment Agreement]